                                                                    EXHIBIT 99.1

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of Newmark should be read in conjunction with "Newmark Selected Historical Consolidated Financial and Operating Data," and the consolidated financial statements and related notes included elsewhere in this Form 8-K.

     The information in this discussion under the caption "Newmark" relates only to Newmark and its consolidated subsidiaries on a stand-alone basis. Westbrooke is accounted for as a discontinued operation of Newmark for all periods discussed below and, therefore, the results of operations and other information below do not include Westbrooke.

NEWMARK

     Newmark designs, builds and sells single-family homes, town homes and patio homes in five markets in Texas and Tennessee. At December 31, 2001, Newmark operated in 59 communities in its markets and had 445 homes under construction. Newmark is also engaged in residential land acquisition and lot development and at December 31, 2001, Newmark owned, or had under option contracts, 2,619 lots available for future home building.

     Newmark's predecessor company was founded in Houston, Texas in 1983. In March 1995, Newmark acquired The Adler Companies, Inc., which operated in southern Florida from 1990 until 2000. In January 1998, Newmark acquired Westbrooke, which has operated in the Miami, Florida area since 1976. With the acquisition of Westbrooke, Newmark wound down Adler's operations by the end of 2000. Newmark completed its initial public offering of common stock in March 1998. On December 15, 1999, Technical Olympic, Inc. purchased 80% of Newmark's outstanding common stock from Pacific Realty Group, Inc.

     On April 15, 2002, Newmark sold all the stock of Westbrooke, its Florida operations, to Standard Pacific Corp. for consideration consisting of $41.0 million in cash and the repayment by Standard Pacific Corp. of $54.4 million of Westbrooke's debt, including $14.2 million of intercompany liabilities owed to Newmark. The purchase price is subject to adjustment (either upwards or downwards) within 90 days of the closing, based on Westbrooke's net income from January 1, 2002 through the closing date. In connection with the Company's proposed merger with Engle Holdings, Corp., Newmark sold Westbrooke to eliminate operating redundancies that will result in the South Florida markets and to strengthen its financial position. See Note 4 of the Company's Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     Newmark derives its revenues primarily from two sources: (i) sales of homes and (ii) sales of land. The following table sets forth Newmark's revenue by source and in total for the periods indicated:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
SOURCE                                                 2001        2000        1999
------                                               --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
Sales of homes.....................................  $416,426    $456,778    $413,780
Sales of land......................................     7,862       5,515       6,968
                                                     --------    --------    --------
     Total.........................................  $424,288    $462,293    $420,748
                                                     ========    ========    ========

     Newmark's principal expenses are (i) cost of sales and (ii) selling, general and administrative expenses, or SG&A. Cost of sales reflects the cost of home construction and land purchases (including, in each case, capitalized interest and financing costs). SG&A includes administrative costs, advertising expenses, on-site marketing expenses and commission costs. The following table sets forth Newmark's principal expenses by category and in total for the periods indicated:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
EXPENSES                                               2001        2000        1999
--------                                             --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
Cost of sales......................................  $338,521    $375,121    $348,617
SG&A...............................................    52,534      51,888      44,478
                                                     --------    --------    --------
     Total.........................................  $391,055    $427,009    $393,095
                                                     ========    ========    ========

     The following table sets forth certain historical operating data for Newmark as a percentage of revenues:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              2001     2000     1999
                                                              -----    -----    -----
Cost of sales...............................................  79.8%    81.1%    82.9%
Gross profit................................................  20.2%    18.9%    17.1%
SG&A........................................................  12.4%    11.2%    10.6%
Income from continuing operations before income taxes.......   6.7%     6.5%     5.8%
Income taxes(1).............................................  35.5%    36.0%    35.5%
Net income..................................................   5.8%     5.6%     4.1%

---------------
(1) As a percentage of income from continuing operations before income taxes.

  TWELVE MONTHS ENDED DECEMBER 31, 2001 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 2000

     Revenues decreased by $38.0 million, or 8.2%, to $424.3 million in 2001 from $462.3 million in 2000. This decrease was primarily due to a decrease in the number of homes closed offset in part by an increase in the average selling price and an increase in revenues from land sales. The number of homes closed declined by 227 homes, or 13.9%, to 1,411 homes in 2001 from 1,638 homes in 2000 due to a decline in the demand for homes in some of our Texas markets. The average selling price of homes closed increased by $16,000, or 5.7%, to $295,000 in 2001 from $279,000 in 2000 due to general market conditions. Revenue from home sales decreased by $40.4 million, or 8.8%, to $416.4 million in 2001 from $456.8 million in 2000, primarily due to a decline in homes closed in Texas and the Mid-Atlantic markets. Revenue from land sales in 2001 increased by $2.4 million, or 43.6%, to $7.9 million from $5.5 million in 2000, primarily due to an increase in land sold in Texas.

     New net sales contracts decreased by 132 homes, or 8.9%, to 1,358 homes in 2001 from 1,490 homes in 2000 due to the general economic conditions in our markets. The dollar amount of new net sales contracts decreased by $38.1 million, or 8.7%, to $397.7 million in 2001 from $435.6 million in 2002.

     Newmark operated in 59 subdivisions at December 31, 2001 compared to 54 subdivisions at December 31, 2000. As of December 31, 2001, Newmark's backlog of sales contracts was 339 homes, a 13.5% decrease from December 31, 2000.

     Cost of sales decreased by $36.6 million, or 9.8%, to $338.5 million in 2001 from $375.1 million in 2000. As a percentage of revenues, cost of sales for 2001 decreased to 79.8% from 81.1% in 2000. The decrease in cost of sales in both dollar amount and percentage was primarily due to the decrease in revenue and a shift in the product mix of homes closed to higher margin homes. Cost of home sales decreased by $38.3 million, or 10.4%, to $331.5 million in 2001 from $369.8 million in 2000, primarily due to a decline in homes closed in Texas and the Mid-Atlantic. Cost of land sales increased by $1.7 million, or 32.1%, to $7.0 million, in 2001 from $5.3 million in 2000, primarily due to the increase in land sold in Texas.

     Equity in earnings from unconsolidated subsidiaries increased by $0.4 million, or 25.8%, to $0.9 million in 2001 from $0.7 million in 2000 due to increased earnings from the land development joint ventures.

     SG&A increased by $0.6 million, or 1.2%, to $52.5 million in 2001 from $51.9 million in 2000. As a percentage of revenues, SG&A increased to 12.4% in 2001 from 11.2% in 2000. The increase in SG&A was primarily due to the expansion of Newmark's operations in some of its Texas markets.

     Income from continuing operations before income taxes decreased by $1.7 million, or 5.6%, to $28.6 million in 2001 from $30.3 million in 2000, primarily due to a decline in homes closed in Texas and the Mid-Atlantic.

     Newmark's provision for income taxes remained relatively consistent as a percentage of income from continuing operations before taxes at 35.5% in 2001 compared to 36.0% in 2000.

     Net income decreased by 3.8%, primarily due to the decrease in home closings as described above.

 TWELVE MONTHS ENDED DECEMBER 31, 2000 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1999

     Revenues increased by $41.5 million, or 9.9%, to $462.3 million in 2000 from $420.8 million in 1999. This increase was primarily due to an increase in the average selling price of homes. The average selling price of homes increased by $24,000, or 9.4%, to $279,000 in 2000 from $255,000 in 1999, which was primarily due to market conditions and the mix of homes sold. Revenues from home sales increased by $43.0 million, or 10.4%, to $456.8 million in 2000 from $413.8 million in 1999, primarily due to an increase in the average selling price of homes. The overall increase in revenues was slightly offset by a decrease in revenue from land sales, which decreased by $1.5 million, or 20.9%, to $5.5 million in 2000 from $7.0 million in 1999. This decrease in revenue from land sales was primarily due to a decline in land sales during 2000, principally in Newmark's markets in Texas.

     New net sales contracts decreased by 79 homes, or 5.0%, to 1,490 homes in 2000 from 1,569 homes in 1999 due to the general economic conditions in our markets. The dollar amount of new net sales contracts decreased by $25.9 million, or 6.3%, to $435.6 million in 2000 from $409.7 million in 1999.

     Newmark operated in 54 subdivisions at December 31, 2000, compared to 48 subdivisions at December 31, 1999. As of December 31, 2000, Newmark's backlog of sales contracts was 392 homes, a 27.4% decrease from 540 homes at December 31, 1999.

     Cost of sales increased by $26.5 million, or 7.6%, to $375.1 million in 2000 from $348.6 million in 1999 primarily due to the increase in revenues from homes sales closed as described above. Cost of home sales increased by $27.6 million, or 8.1%, to $369.8 million in 2000 from $342.2 million in 1999. Cost of land sales for 2000 decreased by $11.1 million, or 16.4%, to $5.3 million from $6.3 million in 1999. This decrease in the cost of land sales was primarily due to a decline in land sales during 2000, primarily in Newmark's markets in Texas. As a percentage of revenues, cost of sales for 2000 decreased to 81.1% from 82.9% in 1999 primarily due to a shift in product mix of home sales closed to higher margin homes.

     Equity in earnings from unconsolidated subsidiaries remained relatively constant at $0.7 million in 2000 and 1999.

     SG&A increased by $7.4 million, or 16.7%, to $51.9 million in 2000 from $44.5 million in 1999. This increase in SG&A resulted primarily from the expansion into new markets in Tennessee and North Carolina, as well as the expansion in existing markets in Texas. As a percentage of revenues, SG&A increased to 11.2% in 2000 from 10.6% in 1999.

     Income from continuing operations before income taxes increased by $5.7 million, or 23.3%, to $30.3 million in 2000 from $24.5 million in 1999, primarily due to an increase in homes closed in Texas.

     Newmark's provision for income taxes remained relatively constant as a percentage of income from continuing operations before taxes at 36.0% in 2000 compared to 35.5% in 1999.

     Net income increased by $8.3 million, or 47.8%, to $25.7 million in 2000 from $17.4 million in 1999, primarily due to the increase in homes closed, as described above.

LIQUIDITY AND CAPITAL RESOURCES

     Newmark's financing needs historically have varied based primarily on its operations, sales volume, inventory levels, inventory turnover and land acquisitions. Newmark's cash needs historically have been provided by cash flows from operations, unsecured bank borrowings and, from time to time, notes issued in the debt markets. At December 31, 2001, Newmark had cash and cash equivalents of $9.7 million. Inventories (including finished homes and construction in progress, developed lots and other land) at December 31, 2001 were $162.2 million, an increase of $12.9 million from $149.3 million at December 31, 2000. This increase results from general growth in Newmark's business. Newmark's ratio of construction loans payable to total assets was at 25.6% at December 31, 2001 and 23.1% at December 31, 2000. The equity to total assets ratio increased during the twelve months to 45.0% at December 31, 2001 from 41.4% at December 31, 2000, primarily due to net income for the year.

  CASH FROM OPERATING ACTIVITIES

     Cash provided by operating activities decreased by $25.6 million to a use of funds of $0.6 million in 2001 from a source of funds of $25.0 million in 2000, primarily due to a $12.9 million increase in inventory in 2001 compared to a $17.2 million decrease in 2000 that was a result of lot and land acquisitions in Texas.

     Cash provided by operating activities increased by $30.7 million in 2000 to $25.0 million from a use of cash of $5.7 million in 1999, primarily due to a $17.2 million decrease in inventory in 2000 compared to a $25.1 increase in inventory in 1999. The decrease in inventory in 2000 was a result of decreased home construction in Texas.

  CASH FROM INVESTING ACTIVITIES

     Net cash used in investing activities decreased by $1.2 million to $2.1 million in 2001 from $3.3 million in 2000, primarily due to the $1.2 million additional purchase price paid in 2000 in connection with the Westbrooke acquisition. In 2001, purchases of property, premises and equipment totaled $3.0 million in 2001 compared to $1.5 million in 2000, primarily due to the construction costs incurred on Newmark's 19,000 square foot office facility.

     Net cash used in investing activities increased to $3.3 million in 2000 compared to zero in 1999. Additional purchase price paid for Westbrooke was $1.2 million for the twelve months ended December 31, 2000, compared to zero for the twelve months ended December 31, 1999. Cash used for purchases of property, premises and equipment was $1.5 million in 2000 compared to $0.7 million in 1999.

  CASH FROM FINANCING ACTIVITIES

     Net cash from financing activities increased by $28.5 million to $4.7 million in 2001 from a use of cash of $23.8 million in 2000. Proceeds from advances on construction loans payable decreased to $163.2 million in 2001 from $211.9 million in 2000. Principal payments on construction loans payable decreased to $151.1 million in 2001 from $234.8 million in 2000. The decreases in both the proceed advances and principal payments were due to the conversion to a borrowing base revolver from construction and lot loans on June 27, 2000. Construction and lot loans are generally repaid as individual homes are closed. The revolver is typically repaid when excess cash becomes available. This flexibility decreases the number of payoffs required and the number of times it is necessary to draw on the loan. Dividends paid increased to $6.2 million in 2001 from zero in 2000.

     Net cash from financing activities decreased by $45.9 million to $23.8 million in 2000 from a source of cash of $22.1 million in 1999. Proceeds from advances on construction loans payable decreased to $211.9 million in 2000 from $276.6 million in 1999. Principal payments on construction loans payable decreased to $234.8 million in 2000 from $262.1 million in 1999. The decreases in both the proceed advances and principal payments were due to the conversion to a borrowing base revolver from construction and lot loans on June 27, 2000.

  INDEBTEDNESS

     Except for ordinary expenditures for the construction of homes and, to a limited extent, the acquisition of land and lots for development and sales of homes, at December 31, 2001 Newmark had no material commitments for capital expenditures.

     On June 27, 2000, Newmark entered into a $150 million secured revolving credit facility with six banks which matures on June 27, 2003, with annual options for one-year extensions. This credit facility has been used to finance the acquisition and development of residential communities, the purchase of developed lots and the construction of homes in Newmark's markets in Texas, Tennessee and North Carolina. As of December 31, 2001, Newmark had borrowings of $81.6 million outstanding under this facility. Newmark intends to repay a portion of the debt outstanding under this facility with the net proceeds from the sale of Westbrooke and will repay the remaining portion with the net proceeds from this offering.

     In addition to the secured revolving credit facility, Newmark is a party from time to time to other agreements providing for construction, lot and other loans. As of December 31, 2001, Newmark had $5.8 million of debt outstanding under these loans.

     The following table sets forth the maturities on Newmark's construction and lot development loans at December 31, 2001:

                                                      AMOUNT
YEAR ENDED                                          -----------
DECEMBER 31,                                        (DOLLARS IN
------------                                        THOUSANDS)
2002..............................................   $ 86,947
2003..............................................         80
2004..............................................         87
2005..............................................         94
2006..............................................        101
Thereafter........................................        119
                                                     --------
     Total........................................   $ 87,428
                                                     ========

     At December 31, 2001, Newmark owed approximately $5.4 million under promissory notes issued in connection with the acquisition of Westbrooke. Newmark repaid these notes with the net proceeds from the sale of Westbrooke.

DIVIDENDS

     Newmark did not pay any cash dividends on its common stock in 2000. Newmark paid a dividend of $0.54 per share of common stock in 2001.

CRITICAL ACCOUNTING POLICIES

     In the preparation of its financial statements, Newmark applies accounting principles generally accepted in the United States. The application of generally accepted accounting principles may require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying results.

     Housing and other real estate sales are recognized when title passes to the buyer and certain other conditions are met. As a result, Newmark's revenue recognition process does not involve significant judgments or estimates. However, Newmark does rely on certain estimates to determine the related construction and land costs and resulting gross margins associated with revenues recognized. Newmark's construction and land costs are comprised of direct and allocated costs, including estimated costs for future warranties and indemnities. Land, land improvements and other common costs are generally allocated on a relative fair value basis to units within a parcel or subdivision. Land and land development costs generally include related interest and property taxes incurred until development is substantially completed.

     Newmark had goodwill in the amount of $42.9 million at December 31, 2001. Newmark periodically evaluates goodwill for impairment by determining whether the carrying amount can be recovered through future undiscounted cash flows. Newmark's estimates of future cash flows are based on reasonable and supportable assumptions and represent Newmark's best estimates of the cash flows expected to result from the use of the corresponding assets and their eventual disposition.

     During March 2002, Newmark's management committed to a plan to dispose of Westbrooke. Pursuant to this plan of disposition, Newmark would sell 100% of the common stock of Westbrooke. On April 15, 2002, Newmark completed the sale of Westbrooke to Standard Pacific Corp. As of March 31, 2002, management determined that in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the criteria to classify the Westbrooke assets as held for sale were met. Accordingly, results of Westbrooke's operations for prior periods have been classified as discontinued operations and have been restated herein.

     Newmark is involved in litigation incidental to its business, the disposition of which is expected to have no material effect on Newmark's financial position or results of operations. It is possible, however, that future results of operations for any particular period could be materially affected by changes in Newmark's assumptions related to these proceedings. Newmark accrues its best estimate of the probable cost for the resolution of legal claims. Such estimates are developed in consultation with outside counsel handling these matters and are based upon a combination of litigation and settlement strategies. To the extent additional information arises or Newmark's strategies change, it is possible that Newmark's best estimate of its probable liability in these matters may change.